Exhibit 10.2

December 11, 2003

Mr. Abdul Ladha

President, CEO

Ableauctions.com, Inc.

1963 Lougheed Highway

Coquitlam, BC V3K 3, Canada

Re: Engagement Letter

Dear Mr. Ladha:

This letter agreement (this“Agreement”) confirms Ableauctions.com, Inc. (the “Company”) engagement of HPC Capital Management (“HPC”) as investment banker, financial advisor and consultant of the Company and sets forth the terms and conditions pursuant to which HPC shall perform in said capacity.

1.

Retention

Subject to the terms and conditions of this Agreement, the Company hereby engages HPC to act on behalf of the Company as a non-exclusive investment banker, financial advisor and consultant commencing on the date hereof and continuing for a period of 6 months hereafter (the “Engagement”).  Either party may cancel this Agreement upon 30-calendar days written notice.

2.

Services.  During the Engagement and subject to the terms and conditions herein, HPC agrees to provide financial services to the Company consisting of:  (i) evaluating the Company’s requirements for funding growth and expansion of the Company’s operations; (ii) advising the Company as to alternative modes and sources of financing;  (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company’s business and securities; (iv) increasing the public exposure of the Company through introductions to institutions, brokers and the investment community; and (v) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not HPC or others originate such opportunities.  HPC agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder.  The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require HPC to (i) provide a minimum number of hours of service to the Company or to limit the right of HPC to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by HPC will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by HPC under any final agreements with such investor(s).

3.

Remuneration.   For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with HPC, the Company agrees as follows:

(a)

Placement Fees.  The Company shall pay to HPC a cash placement fee equal to 5% of the total purchase price of the Company’s securities sold to investors introduced to the Company by HPC (only if such investors were approved in writing by the Company prior to the closing of any transaction to which this Agreement might apply).   Such consideration paid in cash shall be paid directly to HPC out of escrow, as and when such consideration is paid to the Company.

(b)

Warrants.   On each closing date on which the placement fee set forth in Section 3(a) is paid or becomes payable, the Company shall issue to HPC 33,333.33 warrants (the “Warrants”) per $1 million raised by HPC. The exercise price and other terms of the Warrants shall be the same as the exercise price and other terms of Warrants issued sold to investors.    .

4.

Representations, Warranties and Covenants of the Company.  The Company hereby represents, warrants and covenants as follows:

(a)

(i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder,  (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

(b)

Upon the filing of any registration statement by the Company pursuant to the Securities Act of 1933, as amended, in connection with the proposed offer and sale of any of its securities by it or any of its security holders, the Company shall also register for resale by the holder(s) thereof in such registration statement(s) the Shares then issued but not yet registered for resale and the unregistered Warrant Shares then issued but not yet registered for resale.

5.

Representations, Warranties and Covenants of HPC.  HPC hereby represents and warrants that:

(i) it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder,  (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of HPC enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) HPC's certificate of incorporation or by-laws, or (B) any agreement to which HPC is a party or by which any of its property or assets is bound.

6.

Independent Contractor: HPC and the Company hereby acknowledge that HPC is an independent contractor.  HPC shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company.  In addition, HPC shall take no action, which binds, or purports to bind, the Company.

7.

Confidentiality.  The Company acknowledges that all opinions and advice, whether oral or written, given by HPC to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of HPC to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to HPC or use HPC’s name in any annual report or any other report or release of the Company without HPC’s prior written consent, except that the Company may, without HPC’s further consent, disclose this Agreement (but not information provided to the Company by HPC) in the company’s filings with the Securities and Exchange Commission, if such disclosure is required by law.

8.

Notices.  Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested.  All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:

Mr. Abdul Ladha

Ableauctions.com, Inc.

1963 Lougheed Highway
Coquitlam, BC V3K 3, Canada

If to HPC:

HPC Capital Management

200 Mansell Court East

Suite 550

Roswell, GA  30076

Attn:  Paul T. Mannion, Jr.

(770) 992-6800 (Fax)

9.

  Entire Agreement.  This Agreement contains the entire agreement between the parties.  It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought.  Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

10.

Survival of Representations and Warranties.  The representations, warranties, acknowledgments and agreements of HPC and the Company shall survive the termination of this agreement.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

11.

Governing Law.  This Agreement shall be construed according to the laws of the State of New York and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties’ consents exclusively to personal jurisdiction in the Southern District of New York and waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue.  In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys’ fees and/or arbitration costs.

12.

Successors.  This Agreement shall be binding upon the parties, their successors and assigns.

13.

Execution.  This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document.  Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

Agreed to and accepted this ____ day of December, 2003

Ableauctions.com, Inc

HPC Capital Management

By:  ______________________

By:  _____________________

Abdul Ladha

Paul T. Mannion, Jr.

President & CEO

President